EV Energy Partners Announces 2007 Guidance, Pro Forma 2006 Year-End Reserves, and Updated Investor Presentation

HOUSTON, Jan 30, 2007 (BUSINESS WIRE) — EV Energy Partners, L.P. (Nasdaq:EVEP) today announced guidance for the fiscal year ending December 31, 2007 and year-end 2006 proved reserves, pro forma for the recently announced Michigan acquisition. In addition, EVEP will place today on its website at www.evenergypartners.com an updated investor presentation.

Guidance for 2007

Guidance estimates for 2007 are presented in the table below. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as EVEP's operating environment changes. These estimates are pro forma for the recently announced acquisition of oil and gas properties in Michigan, which is expected to close on January 31, 2007.

Pro Forma Proved Reserves

As previously announced, EVEP expects to close its acquisition of oil and gas properties and related hedges in Michigan on January 31, 2007, subject to customary closing conditions. Assuming EVEP acquires all of the properties contemplated under the purchase and sale agreement, its pro forma proved reserves as of December 31, 2006 would total 118.2 Bcfe, representing a 131% increase over 2005 year-end proved reserves for the partnership properties, as follows:

	MMBbls	Bcf	Bcfe
Appalachia	1.04	26.2	32.4
Monroe Field	0.00	14.8	14.8
Mid-Continent, East Texas, North
Louisiana	0.98	8.9	14.8
Michigan	0.00	56.3	56.3
Pro Forma Proved Reserves	2.02	106.2	118.2
Pro Forma Proved Developed Reserves	1.92	96.5	108.0

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the internet at www.evenergypartners.com.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Guidance for 2007 (a)

	FY 2007E
Net Production (b):
Natural Gas (MMcf)	5,200	-	5,550
Oil (MBbls)	122	-	132
Total (Mmcfe)	5,932	-	6,342

Average daily production (Mcfe/d)	16,252	-	17,375

Transportation margin, net (c): ($ thous)	350	-	400

Average Price Differential vs NYMEX:
Natural Gas ($ / Mcf)	(0.10)	-	0.10
Oil ($ / Bbl)	(2.50)	-	(3.50)

Expenses ($ thousands)
Operating expenses:
LOE and other	9,000	-	9,600
Production taxes	1,500	-	1,700
Total operating expenses	10,500	-	11,300

General and administrative expense (d)	5,000	-	5,400
Interest expense (e)	6,300	-	6,600

Capital expenditures (f)	6,500	-	7,000

Estimated maintenance capital (g)	10,000	-	11,000

Natural Gas Hedging Summary
Swaps:
Dominion Appalachia
Volume (MMMBtu)		1,132
Price ($/MMBtu)		$10.265
NYMEX
Volume (MMMBtu)		1,064
Price ($/MMBtu)		$9.107
MichCon Citygate
Volume (MMMBtu)		668
Price ($/MMBtu)		$10.255
Collars:
MichCon Citygate
Volume (MMMBtu)		1,002
Price ($/MMBtu)	$8.000	-	$9.270

Oil Hedging summary
Swaps
Volume (MBbls)		91.3
Price ($/Bbl)		$71.350

Notes to Guidance Table:

(a)	Pro forma for closing of Michigan acquisition at January 31, 2007.

(b)	Includes production for Michigan acquisition beginning January 31, 2007.

(c)	Represents estimated transportation and marketing-related revenues less purchased gas cost.

(d)	Excludes unit-based compensation, which represents a non-cash charge based on equity-related compensation, the amount of which cannot be estimated at this time.

(e)
Interest expense excludes amortization of deferred financing costs. Amounts reflect estimated borrowings to fund 100% of the purchase price of the Michigan acquisition on January, 31, 2007, which would increase total borrowings under the credit facility to approximately $100 million

(f)	Represents estimates for drilling and related capital expenditures. Does not include any amounts for acquisitions of oil and gas properties.

(g)
Represents an estimate of the amount of capital that would be required to maintain production levels of our oil and gas properties over the long term, and the operating capacity of our other assets over the long term.

SOURCE: EV Energy Partners, L.P.

EV Energy Partners, L.P., Houston
Michael E. Mercer, 713-651-1144
http://www.evenergypartners.com